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                                                                    Exhibit 9(d)

                 ADDENDUM NO. 3 TO CO-ADMINISTRATION AGREEMENT
                 ---------------------------------------------


          This Addendum, dated as of the _____ day of _________, 199_, is entered into between PEGASUS FUNDS (the "Trust"), a Massachusetts business trust, FIRST CHICAGO NBD INVESTMENT MANAGEMENT COMPANY ("FCNIMCO"), a registered investment adviser, and BISYS FUND SERVICES LIMITED PARTNERSHIP, d/b/a, BISYS FUND SERVICES ("BISYS") (each an "Administrator" and collectively, the Administrators").

          WHEREAS, the Trust, FCNIMCO and BISYS have entered into a Co-Administration Agreement dated June 11, 1996 and Addenda Nos. 1 and 2 ("Co-Administration Agreement"), pursuant to which the Trust appointed FCNIMCO and BISYS to act as Administrators to the Trust's Money Market, Treasury Money Market, Municipal Money Market, Michigan Municipal Money Market, Cash Management, Municipal Cash Management, Treasury Cash Management, U.S. Government Securities Cash Management, Treasury Prime Cash Management, Growth, International Equity, Equity Index, Growth and Value, Intrinsic Value, Mid-Cap Opportunity, Equity Income, Small-Cap Opportunity, Bond, High Yield Bond, Short Bond, Michigan Municipal Bond, Intermediate Municipal Bond, Municipal Bond, Income, Intermediate Bond, International Bond, Managed Assets Balanced, Managed Assets Conservative and Managed Assets Growth Funds (each a "Fund");

          NOW THEREFORE, the parties hereto, intending to be legally bound, hereby amend the Co-Administration Agreement as follows:

          The following sentence shall be added to the end of the paragraph in
Article 10 - Amendment to this Agreement:

          "However, the parties may from time to time amend Schedule 1, with a copy to all parties, to add a new portfolio or delete a portfolio for which the Administrators no longer provide administration services."

          Except to the extent supplemented hereby, the Co-Administration Agreement shall remain unchanged and in full force and effect and is hereby ratified and confirmed in all respects as supplemented hereby.
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          IN WITNESS WHEREOF, the undersigned have executed this Addendum as of the date and year first above written.


                              PEGASUS FUNDS


                              By:________________________________
                                 D'Ray Moore
                                 Treasurer


                              FIRST CHICAGO NBD INVESTMENT
                                   MANAGEMENT COMPANY


                              By:________________________________
                                 Marco Hanig
                                 Managing Director


                              BISYS FUND SERVICES LIMITED
                                     PARTNERSHIP

                              By: BISYS FUND SERVICES, INC.,
                                   its general partner


                                   By:____________________________
                                      J. David Huber
                                      President